March 2008 Filed Pursuant to Rule 433 dated February 27, 2008 relating to Preliminary Pricing Supplement No. 539 dated February 27, 2008 to Registration Statement No. 333-131266
S T R U C T U R E D  I N V E S T M E N T S
Opportunities in Equities

Auto-Callable Securities due April 12, 2011
Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc.
Auto-Callable Securities offer the opportunity for investors to take a bullish view on the underlying stocks and earn a relatively high annualized fixed redemption amount if all of the underlying stocks are at all above their respective initial share prices on any one of the specified determination dates.  Investors must be comfortable with the risk of losing some or all of their principal based upon the worst performing underlying stock and be willing to forgo interest payments and potential returns greater than the fixed returns.

SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying stocks:	The common stocks of The Goldman Sachs Group, Inc. (“GS Stock”), JPMorgan Chase & Co. (“JPM Stock”) and Lehman Brothers Holdings Inc. (“LEH Stock”)
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (See “Commissions and Issue Price” below)
Pricing date:	March , 2008
Original issue date:	March , 2008 (5 business days after the pricing date)
Maturity date:	April 12, 2011

Determination dates:	1st:	October 3, 2008	3rd:	October 5, 2009	5th:	October 5, 2010
	2nd:	April 3, 2009	4th:	April 5, 2010	Final:	April 5, 2011

If, on any of the first five semi-annual determination dates, the closing prices of all three of the underlying stocks exceed their respective initial share prices, the securities will be automatically redeemed on the fifth business day following the related determination date for the respective cash payment as follows:

Early redemption payment:	1st:	$11.675 to $11.775	3rd:	$15.025 to $15.325	5th:	$18.375 to $18.875
	2nd:	$13.350 to $13.550	4th:	$16.700 to $17.100
The actual cash payment amount will be determined on the pricing date.
	Closing Prices of the Underlying Stocks on Final Determination Date		Cash Payment at Maturity
	•	If the final share prices of all three of the underlying stocks exceed their respective initial share prices	$20.050 to $20.650 (as determined on the pricing date)
Payment at maturity (per security):	•
If the final share price of any of the underlying stocks is less than or equal to its respective initial share price and none of the underlying stocks has traded at or below its respective trigger price at any time during the observation period
$10 stated principal amount
•
If the final share price of any of the underlying stocks is less than or equal to its respective initial share price and any of the underlying stocks has traded at or below its respective trigger price at any time during the observation period
$10 times the share performance factor of the worst performing underlying stock, which may result in a loss of some or all of your investment
Trigger price:	For each underlying stock, 50% of its respective initial share price
Share performance factor:	For each underlying stock on the final determination date: (final share price – initial share price) / initial share price
Worst performing underlying stock:	The underlying stock with the lowest share performance factor.
Initial share price:	For each underlying stock, the closing price of such underlying stock on the pricing date
Final share price:	For each underlying stock, the closing price of such underlying stock on the final determination date
Observation period:	The period of regular trading hours for the underlying stocks from but excluding the pricing date to and including the final determination date
CUSIP:	61747W224
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per security	$10	$0.25	$9.75
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.90 per security.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the preliminary pricing supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 539 dated February 27, 2008  Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Auto-Callable Securities due April 12, 2011
Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc.

Investment Overview

The Auto-Callable Securities due April 12, 2011, Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc., which we refer to as the securities, can be used:

▪
To provide an opportunity to enhance yield and earn a relatively high annualized fixed redemption amount (33.5% to 35.5% per annum) if all three of the underlying stocks exceed their respective initial share prices on any of the six determination dates.

▪	As an alternative to direct exposure to any of the three underlying stocks.

If, on the final determination date, the final share price of all three of the underlying stocks exceed their respective initial share prices, the securities will redeem for $20.05 to $20.65 per security, representing an annualized return of 33.5% to 35.5%.  If, on the final determination date, (i) any of the underlying stocks has decreased from its respective initial share price and (ii) none of the underlying stocks has traded at or below its respective trigger price at any time during the observation period, the securities will redeem for the stated principal amount.

However, the securities are exposed on a 1:1 basis to the negative performance of the worst performing underlying stock if (i) the securities have not been automatically redeemed before maturity, (ii) any of the underlying stocks has decreased from its respective initial share price and (iii) any of the underlying stocks has traded at or below its respective trigger price at any time during the observation period.  In this case, investors will receive less than the stated principal amount by an amount proportionate to the decrease of the worst performing underlying stock from its respective initial share price and will lose some, and potentially all, of their investment in the securities.

Underlying Stocks Overview

The Goldman Sachs Group, Inc. is an investment banking, securities and investment management firm; JPMorgan Chase & Co. is a financial services holding company; and Lehman Brothers Holdings Inc. provides services in equity and fixed income sales, trading and research, investment banking, asset management, private investment management and private equity.

Information as of close on February 26, 2008:

	GS Stock	JPM Stock	LEH Stock
Bloomberg Ticker Symbol:	GS	JPM	LEH
Current Share Value:	$172.70	$43.72	$56.84
52 Weeks Ago:	$214.00	$50.81	$77.83
52 Week Intraday High Share Value:	$250.70 (on 10/31/07)	$53.25 (on 5/09/07)	$82.05 (on 6/20/07)
52 Week Intraday Low Share Value:	$157.38 (on 8/15/07)	$37.66 (on 1/22/08)	$49.06 (on 8/16/07)

Relative Historical Performance of the Underlying Stocks February 26, 2005 through February 26, 2008

For additional information about the underlying stocks, see the information set forth under “Description of Securities—The Underlying Stocks; Public Information” in the accompanying preliminary pricing supplement.

March 2008	Page 2

Auto-Callable Securities due April 12, 2011
Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc.

Key Investment Rationale
The securities offer investors an opportunity to obtain relatively high fixed positive returns if the closing price of all three of the underlying stocks exceed their respective initial share prices by any amount on any of the six determination dates.

Scenario 1	On any of the first five determination dates, the closing share prices of all three underlying stocks exceed their respective initial share prices.
	▪	The securities will redeem for the relevant early redemption payment. Investors will receive a return of 33.5% to 35.5% on an annualized basis.
Scenario 2
The securities are not automatically redeemed prior to maturity and the final share prices of all three of the underlying stocks on the final determination date exceed their respective initial share prices.

	▪	The securities will redeem for $20.050 to $20.650 (200.5% to 206.5% of the stated principal amount). Investors will receive a return of 33.5% to 35.5% on an annualized basis.
▪
The securities would yield a greater return than would a direct long position in one of the underlying stocks, but only if such underlying stock were to increase by less than 100.50% to 106.50% by the final determination date.

Scenario 3
(i) The securities are not automatically redeemed prior to maturity and  (ii) the final share price of any one of the underlying stocks is less than its respective initial share price but (iii) none of the underlying stocks has traded at a price at or below its respective trigger price at any time during the observation period.

	▪	The payment at maturity for each security will be the $10 stated principal amount.
Scenario 4
(i) The securities are not automatically redeemed prior to maturity and (ii) the final share price of any one of the underlying stocks is less than its respective initial share price and (iii) any one of the underlying stocks has traded at a price at or below its respective trigger price at any time during the observation period.

▪
The payment at maturity for each security will be less than the $10 stated principal amount by an amount proportionate to the percentage decrease in the worst performing underlying stock from its respective initial share price.

	▪	Investors will lose some or all of their investment.

Summary of Selected Key Risks (see page 12)
▪	No guaranteed return of principal.
▪	No interest payments.
▪	Appreciation potential is limited by the early redemption payment on each of the determination dates.
▪	Investments linked to the performance of individual stocks may be volatile.
▪	The existence of three underlying stocks increases the likelihood that you will lose money on your investment.
▪	There are risks associated with investments linked to the performance of stocks in a single industry.
▪	The market price of the securities will be influenced by many unpredictable factors, including the value and volatility of the underlying stocks.
▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect the underlying stocks.
▪
The securities will not be listed on any securities exchange and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.
▪	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the underlying stocks.
▪	Economic interests of the calculation agent may be potentially adverse to investors.
▪	Credit risk to Morgan Stanley.

March 2008	Page 3

Auto-Callable Securities due April 12, 2011
Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc.

Fact Sheet
The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each stated principal amount of securities that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing price of the worst performing underlying stock on the final determination date, subject to the automatic early redemption of the securities for a specified cash amount prior to maturity.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March , 2008	March , 2008 (5 business days after the pricing date)	April 12, 2011

Key Terms
Issuer:	Morgan Stanley
Underlying stocks:	The common Stocks of The Goldman Sachs Group, Inc. (“GS Stock”), JPMorgan Chase & Co. (“JPM Stock”) and Lehman Brothers Holdings Inc. (“LEH Stock”)
Aggregate principal amount:	$
Issue price:	$10 per security. Please see “Syndicate Information” on page 6.
Stated principal amount:	$10 per security
Denominations:	$10 and integral multiples thereof
Interest:	None

Determination dates:	1st:	October 3, 2008	3rd:	October 5, 2009	5th:	October 5, 2010
	2nd:	April 3, 2009	4th:	April 5, 2010	Final:	April 5, 2011
Early redemption payment:
If, on any of the first five semi-annual determination dates, the closing prices of all three of the underlying stocks exceed their respective initial share prices, the securities will be automatically redeemed on the fifth business day following the related determination date for the respective cash payment as follows:

	1st:	$11.675 to $11.775	3rd:	$15.025 to $15.325	5th:	$18.375 to $18.875
	2nd:	$13.350 to $13.550	4th:	$16.700 to $17.100
The actual cash payment amount will be determined on the pricing date.
	Closing Prices of the Underlying Stocks on Final Determination Date		Cash Payment at Maturity
	•	If the final share prices of all three of the underlying stocks exceed their respective initial share prices	$20.050 to $20.650 (as determined on the pricing date)
Payment at maturity:	•
If the final share price of any of the underlying stocks is less than or equal to its respective initial share price and none of the underlying stocks has traded at or below its respective trigger price at any time during the observation period
$10 stated principal amount
•
If the final share price of any of the underlying stocks is less than or equal to its respective initial share price and any of the underlying stocks has traded at or below its respective trigger price at any time during the observation period
$10 times the share performance factor of the worst performing underlying stock, which may result in a loss of some or all of your investment
Trigger price:	For each underlying stock, 50% of its respective initial share price
Share performance factor:	For each underlying stock: (final share price – initial share price) / initial share price
Worst performing underlying stock:	The underlying stock with the lowest share performance factor on the final determination date.
Initial share price:	For each underlying stock, the closing price of such underlying stock on the pricing date
Final share price:	For each underlying stock, the closing price of such underlying stock on the final determination date
Observation period:	The period of regular trading hours for the underlying stocks from but excluding the pricing date to and including the final determination date
Risk factors:	Please see “Risk Factors” on page 12.

March 2008	Page 4

Auto-Callable Securities due April 12, 2011
Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61747W224
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under these preliminary terms and is superseded by the following discussion.

Although the issuer believes each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.  Indeed, the risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal-protected equity-linked securities.

Assuming open transaction characterization of the securities is respected, the following U.S. federal income tax consequences should result:
▪ a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange; and
▪
upon sale, exchange, early redemption, or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the holding period of the securities is more than one year at the time of sale, exchange, or settlement, and short-term capital gain or loss otherwise.  Therefore, such capital gain or loss should be short term if the issuer calls the securities at the first determination date.

Please read the discussion under “Risk Factors ¯ Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.

On December 7, 2007, Treasury and the Internal Revenue Service (“IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the potential application of the constructive ownership regime and the issues presented by this notice.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the securities by taking positions in the underlying stocks, in options contracts on the underlying stocks listed on major securities markets, or positions in other available securities or instruments.  Such activity could increase the closing prices of the underlying stocks on the pricing date, and therefore could effectively increase the amount by which the underlying stocks must increase on the determination dates before you would receive upon an early redemption or at maturity a payment that exceeds the stated principal amount of the securities.  For further information, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary pricing supplement.

March 2008	Page 5

Auto-Callable Securities due April 12, 2011
Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue Price of the Securities	Selling Concession	Principal Amount of the Securities for any single investor
$10.00	$0.25	<$999K
$9.95	$0.20	$1MM-$2.99MM
$9.925	$0.175	$3MM-$4.99MM
$9.90	$0.15	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

March 2008	Page 6

Auto-Callable Securities due April 12, 2011
Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc.

How the Securities Work
The following diagrams illustrate the potential outcomes for the securities depending on whether (1) closing prices of all three of the underlying shares are above their respective initial share prices on any of the six determination dates (including the final determination date) and (2) any of the underlying shares has traded at or below its respective trigger price at any time during the observation period.

Diagram #1:  First Five Determination Dates

Diagram #2: Payout at Maturity if No Early Redemption

For more information about the payout upon early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

March 2008	Page 7

Auto-Callable Securities due April 12, 2011
Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc.

Hypothetical Examples

The following tables illustrate the payout on the securities for a range of hypothetical share closing values on each of the six determination dates and, in Examples 6-10, to illustrate the effect of the trigger price, a hypothetical share price on a random interim date on which we assume the highest share price occurs.

The below examples are based on the following terms:

The following examples illustrate the payout on the securities for a range of hypothetical closing prices on each of the six determination dates and, to illustrate the effect of the trigger price, a hypothetical trading price on a random observation date on which, for examples 6 – 10, we assume the lowest trading price occurs.  In each case, the share prices in bold indicate that the share price is above its respective initial share price and the share prices in italics and underlined indicate that the share price is at or below its respective trigger price.

These examples are based on the following hypothetical terms:

TERMS OF HYPOTHETICAL EXAMPLES
Stated Principal Amount per Security	$10.00
Initial share price for GS Stock	$175.00
Initial share price for JPM Stock	$43.00
Initial share price for LEH Stock:	$54.00
Trigger price for GS Stock (50% of the initial share price)	$87.50
Trigger price for JPM Stock (50% of the initial share price)	$21.50
Trigger price for LEH Stock (50% of the initial share price)	$27.00
Redemption Amount in October 2008	$11.725 per security
Redemption Amount in April 2009	$13.450 per security
Redemption Amount in October 2009	$15.175 per security
Redemption Amount in April 2010	$16.900 per security
Redemption Amount in October 2010	$18.625 per security
Payment at Maturity (if the final share prices of all three of the underlying stocks exceed their respective initial share prices)	$20.350 per security

March 2008	Page 8

Auto-Callable Securities due April 12, 2011
Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc.

In Examples 1 through 5, the prices of the Underlying Stocks fluctuate over the term of the securities and all three of the Underlying Stocks close above their respective initial share prices on one of the first five determination dates.  However, each example produces a different early redemption payment because the closing price of all three of the Underlying Stocks exceeds its respective initial share price on different determination dates.  Because the closing price for all three of the Underlying Stocks exceeds its respective initial share price on one of the first five determination dates, the securities are automatically redeemed as of the corresponding determination date.  Additionally, Example 6 illustrates that the decline of the trading price of all three of the Underlying Stocks to or below its respective trigger price on a random observation date does not affect the payout if the securities are automatically redeemed on one of the first five determination dates.

Determination Date	Example 1				Example 2				Example 3
	Hypothetical Share Price			Payout	Hypothetical Share Price			Payout	Hypothetical Share Price			Payout
	GS	JPM	LEH		GS	JPM	LEH		GS	JPM	LEH
#1	$176	$48	$62	$11.725	$174	$38	$56	—	$174	$38	$56	—
#2	—	—	—	—	$180	$51	$62	$13.450	$180	$51	$47	—
#3	—	—	—	—	—	—	—	—	$201	$49	$62	$15.175
#4	—	—	—	—	—	—	—	—	—	—	—	—
#5	—	—	—	—	—	—	—	—	—	—	—	—
Random interim date	—	—	—	—	—	—	—	—	—	—	—	—
Early Redemption Amount	$11.725 in October 2008				$13.450 in April 2009				$15.175 in October 2009

Determination Date	Example 4				Example 5				Example 6
	Hypothetical Share Price			Payout	Hypothetical Share Price			Payout	Hypothetical Share Price			Payout
	GS	JPM	LEH		GS	JPM	LEH		GS	JPM	LEH
#1	$174	$38	$56	—	$174	$38	$56	—	$174	$38	$56	—
#2	$180	$51	$47	—	$180	$51	$47	—	$180	$51	$47	—
#3	$201	$49	$52	—	$201	$49	$52	—	$201	$49	$52	—
#4	$190	$58	$72	$16.900	$172	$38	$72	—	$172	$38	$72	—
#5	—	—	—	—	$190	$48	$61	$18.625	$190	$48	$61	$18.625
Random interim date	—	—	—	—	—	—	—	—	$170	$19	$46	—
Early Redemption Amount	$16.900 in April 2010				$18.625 in October 2010				$18.625 in October 2010

March 2008	Page 9

Auto-Callable Securities due April 12, 2011
Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc.

In each of Examples 7, 8, 9 and 10, the closing price of at least one of the underlying stocks is less than or equal to its respective initial share price on each of the first through fifth determination dates, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Determination Date	Example 7				Example 8
	Hypothetical Share Price			Payout at Maturity	Hypothetical Share Price			Payout at Maturity
	GS	JPM	LEH		GS	JPM	LEH
#1	$174	$38	$56	—	$174	$38	$56	—
#2	$180	$51	$47	—	$180	$51	$47	—
#3	$201	$49	$52	—	$201	$49	$52	—
#4	$172	$38	$72	—	$172	$38	$72	—
#5	$190	$48	$49	—	$190	$48	$49	—
Final determination date	$191	$48	$61	$20.350	$140	$39	$46	$10.00
Random interim date	$170	$19	$46	—	$140	$38	$44	—
Total Payment at Maturity	$20.350				$10.00

▪
In Example 7, on the final determination date, the closing price of each Underlying Stock has increased above its respective initial share price and the payment at maturity equals $20.350 per security, representing a 103.50% return on your investment.  Even though the trading price of JPM Stock decreased below its trigger price on the random interim date, the payment at maturity is unaffected because the closing price of all three Underlying Stocks on the final determination date exceeds its respective initial share price (in this case, the payment at maturity would be the same even if the trading price of all three Underlying Stocks had declined to or below its respective trigger price).

▪
In Example 8, on the final determination date, the closing price of GS Stock has decreased 20% below its initial share price to $140, the closing price of JPM Stock has decreased approximately 10% below its initial share price to $39 and the closing price of LEH Stock has decreased approximately 15% below its initial share price to $46.  However, because none of the Underlying Stocks has traded at or below its respective trigger price at any time during the observation period, the payment at maturity equals $10.00 per security, an amount equal to the $10.00 stated principal amount.

March 2008	Page 10

Auto-Callable Securities due April 12, 2011
Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc.

Determination Date	Example 9				Example 10
	Hypothetical Share Price			Payout at Maturity	Hypothetical Share Price			Payout at Maturity
	GS	JPM	LEH		GS	JPM	LEH
#1	$174	$38	$56	—	$174	$38	$56	—
#2	$180	$51	$47	—	$180	$51	$47	—
#3	$201	$49	$52	—	$201	$49	$52	—
#4	$172	$38	$72	—	$172	$38	$72	—
#5	$190	$48	$49	—	$190	$48	$49	—
Final determination date	$140	$48	$56	$8.00	$70	$48	$56	$4.00
Random interim date	$140	$19	$44	—	$70	$38	$44	—
Total Payment at Maturity	$8.00				$4.00

▪
In Example 9, on the final determination date, the closing price of Goldman Sachs Group has decreased 20% below its respective initial share price to $140.  Because the trading price of JPM Stock on the random interim date was $19, which is below its respective trigger price of $21.50, the payment at maturity equals the $10 stated principal amount times a share performance factor of 0.80, derived from the performance of the worst performing Underlying Stock, in this case GS Stock, which results in a payment at maturity of $8.00 per security, representing a loss of 20% of the $10.00 stated principal amount, even though (i) the final share price for each of JPM Stock and LEH Stock was above its respective initial share price on the final determination date and (ii) neither GS Stock nor LEH Stock ever traded at or below its respective trigger price.

▪
In Example 10, on the final determination date, the closing price of GS Stock has decreased to $70, which is 60% below its initial share price and thus below the trigger price.  Because the trading price of GS Stock has decreased below its trigger price and the final share price for GS Stock is below its respective initial share price, the payment at maturity equals the $10 stated principal amount times a share performance factor of 0.4, derived from the performance of the worst performing Underlying Stock, in this case GS Stock.  Thus, the payment at maturity equals $4.00 per security, representing a loss of 60% of the $10.00 stated principal amount.

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Auto-Callable Securities due April 12, 2011
Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc.

Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

Structure Specific Risk Factors

▪
The securities do not pay interest nor guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest nor guarantee payment of the principal amount at maturity.  Instead, if the securities have not previously been automatically redeemed prior to maturity, you will receive, at maturity, for each security that you hold an amount in cash based upon the prices of the underlying stocks, which may be less than the stated principal amount and may be zero, if any of the underlying stocks has traded at or below its respective trigger price at any time during the observation period.

▪
Appreciation potential is limited.  The appreciation potential of the securities is limited by the automatic early redemption feature of the securities and by the payment at maturity of $20.050 to $20.650, to be determined on the pricing date, regardless of any larger increase in the prices of the underlying stocks.  If the securities are redeemed, you may not be able to reinvest at comparable terms or returns.  Furthermore, the early redemption feature may limit the term of your investment to as short as three months.

▪
Investments linked to the performance of individual stocks may be volatile.  Individual stocks do not offer any diversification and thus may be more volatile than indices or baskets of stocks.  This increased volatility means that it is more likely that the trading price of one of the underlying stocks will decrease to or below the trigger price for that underlying stock at any time during the observation period than would be the case were the securities linked to the performance of an index or basket.  This may impact your return on your investment.

▪
The existence of three underlying stocks increases the likelihood that you will lose money on your investment.  Because you will lose money on your investment if any of the underlying stocks is below its relevant initial share price on the final determination date and any of the underlying stocks has traded at or below its respective trigger price at any time during the observation period, the existence of three underlying stocks increases, rather than diminishes, the chances of your losing money on your investment over a similar investment linked to the performance of a single underlying stock.

▪
There are risks associated with investments in securities linked to the performance of stocks in a single industry.  All three of the issuers of the underlying stocks are financial institutions.  Due to the similarity of the businesses of the issuers of the underlying stocks, adverse economic, market, political or regulatory occurrences affecting one of the underlying stocks will likely affect the other two as well.  For instance, interest rate changes will likely affect all three underlying stocks because of a common reliance on the availability and cost of capital funds, which can fluctuate significantly when interest rates change.  Given this, if one of the Underlying Stocks has depreciated to a point near its respective trigger price, it is more likely that the other two Underlying Stocks will have also depreciated to points near their respective trigger prices than if the other two Underlying Stocks were from industry sectors whose stock prices are not highly correlated with the stock prices of financial institutions.  Where all three Underlying Stocks are trading at prices close to their respective trigger prices, the likelihood that one of them will momentarily trade below its respective trigger price is higher than would be the case were only one Underlying Stocks trading near its respective trigger price.  In addition, the stock prices of financial institutions have historically been very volatile, with significant stock price fluctuations in response to reported trading losses in proprietary trading businesses, actual or perceived problems in risk management systems, the strength of the merger and acquisitions and capital markets businesses and general economic conditions, among other factors.

▪
Market price influenced by many unpredictable factors.  Numerous factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the value and volatility of the underlying stocks, whether the share price has been at or above the trigger price at any time during the observation period, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity

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Auto-Callable Securities due April 12, 2011
Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc.

and creditworthiness of the issuer.  As a result, the market value of the securities will vary and may be less than par at any time prior to maturity and sale of the securities prior to maturity may result in a loss.

▪
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect the underlying stocks.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting the underlying stocks, such as stock splits and stock dividends, and certain other corporate actions involving the issuers of the underlying stocks, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stocks.  For example, the calculation agent is not required to make any adjustments if the issuer of an underlying stock or anyone else makes a partial tender or partial exchange offer for such underlying stock, nor will adjustments be made following the final determination date.  If an event occurs that does not require the calculation agent to adjust the amount of cash payable at maturity, the price of the securities may be materially and adversely affected.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging the issuer’s obligations under the securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying pricing supplement (the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the securities.  If the IRS were successful in asserting an alternative characterization or treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible characterization, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  Indeed, the risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the accompanying pricing supplement.  On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments; it is not clear whether instruments such as the securities would be viewed as similar to the typical prepaid forward contracts described in the notice.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the potential application of the constructive ownership regime and the issues presented by this notice.

Other Risk Factors

▪
The securities will not be listed.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. currently intends to act as a market maker for the securities but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other market makers will participate

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Auto-Callable Securities due April 12, 2011
Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc.

▪
significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the securities.

▪
Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the underlying stocks.  MS & Co. and other affiliates of ours have carried out and will continue to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying stocks), including trading in the underlying stocks, as well as in other instruments related to the underlying stocks.  MS & Co. and some of our other subsidiaries also trade the underlying stocks and other financial instruments related to the underlying stocks on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could affect the prices of the underlying stocks and, as a result, could increase the price above which the underlying stocks must close before you receive a payment at maturity or upon automatic redemption that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the prices of the underlying stocks on the determination dates and, accordingly, whether we redeem the securities and the amount of cash you will receive at maturity.

▪
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.  As calculation agent, MS & Co. will determine the closing prices, the trading prices of the underlying stocks for purposes of determining whether the trigger prices have been reached, whether the closing prices of the underlying stocks on any of the first five determination dates exceed their respective initial share prices and therefore, whether the securities will be redeemed following such determination date, whether a market disruption event has occurred with respect to any underlying stock, whether to make any adjustments to the adjustment factors for certain corporate events affecting the underlying stocks and the payment that you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you at maturity.

▪	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the securities.

March 2008	Page 14

Auto-Callable Securities due April 12, 2011
Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc.

Historical Information
The tables below set forth the published high and low closing prices, as well as end-of-quarter closing values, of each of the underlying stocks for each quarter in the period from January 1, 2005 through to February 26, 2008.  The closing prices on February 26, 2008 for GS Stock, JPM Stock and LEH Stock were 172.70, 43.72 and 56.84, respectively.  The graph following each table sets forth the historical intraday highs, lows and closing prices of each underlying stock for the period from January 3, 2005 through to February 26, 2008.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying stocks should not be taken as an indication of future performance, and no assurance can be given as to the prices of the underlying stocks at any time.

GS Stock	High	Low	Period End
2005
First Quarter	112.80	102.86	109.99
Second Quarter	113.53	95.50	102.02
Third Quarter	121.58	102.71	121.58
Fourth Quarter	134.12	113.18	127.71
2006
First Quarter	156.96	127.04	156.96
Second Quarter	168.55	138.50	150.43
Third Quarter	170.00	140.10	169.17
Fourth Quarter	205.10	170.69	199.35
2007
First Quarter	220.94	190.00	206.63
Second Quarter	233.64	205.65	216.75
Third Quarter	224.55	164.90	216.74
Fourth Quarter	247.92	201.51	215.05
2008
First Quarter (through February 26, 2008)	207.78	172.70	172.70

GS Stock Historical Performance Intraday Highs, Lows and Closes January 3, 2005 through February 26, 2008

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Auto-Callable Securities due April 12, 2011
Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc.

JPM Stock	High	Low	Period End
2005
First Quarter	39.15	34.58	34.60
Second Quarter	36.26	33.77	35.32
Third Quarter	35.86	33.58	33.93
Fourth Quarter	40.20	33.27	39.69
2006
First Quarter	42.11	38.05	41.64
Second Quarter	46.65	39.95	42.00
Third Quarter	47.22	40.71	46.96
Fourth Quarter	48.95	46.01	48.30
2007
First Quarter	51.65	46.70	48.38
Second Quarter	53.20	48.24	48.45
Third Quarter	50.05	43.00	45.82
Fourth Quarter	47.58	40.46	43.65
2008
First Quarter (through February 26, 2008)	48.25	39.17	43.72

JPM Stock Historical Performance Intraday Highs, Lows and Closes January 3, 2005 through February 26, 2008

March 2008	Page 16

Auto-Callable Securities due April 12, 2011
Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc.

LEH Stock	High	Low	Period End
2005
First Quarter	48.10	42.93	47.08
Second Quarter	49.64	43.78	49.64
Third Quarter	58.47	49.47	58.24
Fourth Quarter	66.42	53.09	64.09
2006
First Quarter	74.36	64.07	72.27
Second Quarter	78.01	59.42	65.15
Third Quarter	74.55	59.97	73.86
Fourth Quarter	78.65	71.39	78.12
2007
First Quarter	85.80	70.02	70.07
Second Quarter	81.30	69.16	74.52
Third Quarter	74.86	51.57	61.73
Fourth Quarter	65.65	55.96	65.44
2008
First Quarter (through February 26, 2008)	66.00	53.25	56.84

LEH Stock Historical Performance Intraday Highs, Lows and Closes January 3, 2005 through February 26, 2008

March 2008	Page 17